                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                      UICI
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

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

                                      UICI
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 7, 1997

         The Annual Meeting of the Stockholders of UICI (the "Company"), a Delaware corporation, will be held in the Cypress meeting room, ground level, at The Radisson Medallion, 4099 Valley View Lane, LBJ @ Midway, Dallas, Texas, on Wednesday, May 7, 1997 at 9:00 o'clock A.M., Central Daylight Time, for the following purposes:

         1. To elect nine (9) directors of the Company to hold office until the next annual meeting of stockholders and until their respective successors are chosen and qualified.

         2. To ratify the appointment of Ernst & Young LLP as independent public accountants to audit the accounts of the Company for the fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed March 14, 1997 as the record date for the meeting. Holders of the Company's Common Stock of record at the close of business on such date will be entitled to notice of and to vote at such meeting or any adjournment thereof. The stock transfer books will not be closed.

         The Company will supply, upon written request and without charge, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. Requests for the report should be directed to Investor Relations, UICI, 4001 McEwen Drive, Suite 200, Dallas, Texas 75244.

                                        By order of the Board of Directors




                                        Robert B. Vlach
                                        Secretary

Date: April 3, 1997

                             --------------------

                                   IMPORTANT

         UNLESS YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, SIGN AND MAIL THE ENCLOSED PROXY WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL ASSURE A QUORUM AT THE MEETING, SAVING YOUR COMPANY THE EXPENSE OF FURTHER SOLICITATION OF PROXIES.

                                      UICI
                          4001 MCEWEN DRIVE, SUITE 200
                              DALLAS, TEXAS 75244

                         _____________________________

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                         _____________________________


         This statement is furnished to the stockholders of UICI (the "Company") in connection with the Board of Directors' solicitation of proxies to be used at the Annual Meeting of Stockholders on May 7, 1997 at The Radisson Medallion, 4099 Valley View lane, LBJ @ Midway, Dallas, Texas, and at any adjournment thereof. All proxies delivered pursuant to this solicitation are revocable at the option of the person executing the same at any time before the proxy is voted. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting. Where a choice or instruction is specified by the stockholder thereon, the proxy will be voted in accordance with such specification. Where a choice or instruction is not specified by such stockholder, the proxy will be voted as recommended by the Board of Directors.

         The Company's Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: UICI. This proxy statement is being mailed on or about April 3, 1997 to stockholders of record at the close of business on March 14, 1997, who are the only stockholders entitled to receive notice of and to vote at the meeting. At March 14, 1997 the Company had outstanding 45,130,859 shares of common stock. Each share of the outstanding common stock is entitled to one vote. A simple majority of the total shares outstanding is required to elect directors and ratify or approve the other items being voted on at this time.


                           1.  ELECTION OF DIRECTORS

         The Board of Directors (the "Board") has fixed the number of directors for the ensuing year at nine (9). At the meeting, it is intended that such number of directors will be elected to hold office until the next Annual Meeting of Stockholders and until their respective successors are chosen and qualified. It is intended that the proxies will be voted to elect as directors the nominees listed below. Although the Board does not anticipate that any of such nominees will be unable to serve as a director, in the event of such occurrence, the proxy holders shall have the right to vote for such substitute, if any, as the present Board of Directors may designate.

NOMINEES

         The following table sets forth the name and age of each nominee for director, his principal occupation for the past five years, the year he became a director of the Company, the number of shares of common stock of the Company which he beneficially owned as of March 14, 1997 and the percentage of the outstanding shares of common stock which that number of shares represents.

  =======================================================================================================
                                                         YEAR FIRST     SHARES OF COMMON
  NOMINEE, PRINCIPAL OCCUPATION, AGE AND                 ELECTED        STOCK BENEFICIALLY       PERCENT
  DIRECTORSHIPS                                          DIRECTOR       OWNED 3/14/97            OF CLASS
  -------------------------------------------------------------------------------------------------------
  RONALD L. JENSEN has served as Chairman of the             1983           8,238,986(1)           18.26%
  Board of Directors of the Company and its
  predecessor Company since December 1983.  Mr.
  Jensen served as President of the Company until
  January 1995 and for the preceding five years
  except for a three-month period in 1992.  Mr.
  Jensen is a member of the Executive and Stock
  Option Committees of the Board of Directors.  Mr.
  Jensen is the sole owner of United Group
  Association ("UGA").
  Age: 66

  GARY L. FRIEDMAN, has served as a Director of the          1984             151,385(2)(3)          (4)
  Company since 1984.  He is a member of the Stock
  Option Committee of the Board of Directors.  Mr.
  Friedman has served as Director and Treasurer of
  UGA since August 1985, and as Secretary of UGA
  since July 1990.  Since 1994, Mr. Friedman has
  served as a Director and Secretary of Matrix
  Telecom, Inc., a company in which Mr. Jensen and
  his adult children own a majority interest.
  Age:  42

  J. MICHAEL JAYNES has served as a Director of the          1989              25,796                (4)
  Company since January 1989.  He is a member of the
  Audit and Stock Option Committees of the Board of
  Directors.  Mr. Jaynes has been a sole practitioner
  of law in Irving, Texas since 1974.
  Age:  49

  RICHARD J. ESTELL has served as Executive Vice              1989              53,450(5)(6)          (4)
  President and Director of the Company since January
  1989.  He is a member of the Executive, Investment
  and Audit Committees of the Board of Directors.
  Mr. Estell has served as Chairman of the Board for
  Mid-West National Life Insurance Company of
  Tennessee ("Mid-West") and The MEGA Life and Health
  Insurance Company ("MEGA") and as President of MEGA
  since January 1989.  He has served as Chairman of
  the Board of The Chesapeake Life Insurance Company
  ("Chesapeake") since November 1991.  He has also
  served as a Director and President of National
  Managers Life Insurance Company, Inc. ("National
  Managers") since January 1992.  Mr. Estell became a
  Director of UGA in 1996.  He has served as a
  Director of Fidelity First Insurance Company
  ("Fidelity") since February 1997.
  Age: 51

  RICHARD T. MOCKLER has served as a Director of the          1991               7,340                (4)
  Company since January 1991.  Mr. Mockler is a
  member of the Audit Committee of the Board of
  Directors.  Mr. Mockler retired as a partner with
  Ernst & Young, CPAs, in 1989, after 27 years of
  service.  He has served as a member of the Board
  of Directors of Georgetown Rail Equipment
  Company since 1994 and as Treasurer since October
  1996.  Mr. Mockler has served as a Director of
  Snead Research Labs since 1995 and as Treasurer
  since October 1996.
  Age:  59
  =======================================================================================================

  =======================================================================================================
                                                         YEAR FIRST     SHARES OF COMMON STOCK
  NOMINEE, PRINCIPAL OCCUPATION, AGE AND                 ELECTED        BENEFICIALLY              PERCENT OF
  DIRECTORSHIPS                                          DIRECTOR       OWNED 3/14/97             CLASS
  -------------------------------------------------------------------------------------------------------
  VERNON R. WOELKE has served as a Director of the           1991              176,469(5)             (4)
  Company since January 1991 and as Vice President
  and Treasurer since 1985.  Mr. Woelke is a member
  of the Executive and Investment Committees of the
  Board of Directors.  He has served as a Director of
  MEGA since 1988 and as Vice President since April
  1991; and as President of Mid-West since 1988 and
  as a Director since 1987.  He has also served as a
  Director and Executive Vice President of Chesapeake
  since November 1991.  Mr. Woelke has served as a
  Director and Treasurer of National Managers since
  January 1992.  He has served as a Manager of United
  Membership Marketing Group, Ltd. Liability Co.
  since May 1993.  Mr. Woelke has also served as a
  Director and President of United Group Reinsurance,
  Inc. since January 1995.  He has also served as a
  Director of Fidelity since September 1996.  Mr.
  Woelke has also performed services for other
  companies in which Mr. Jensen owns an interest.
  Age:  48

  W. BRIAN HARRIGAN has served as President and Chief        1995              452,319(5)            1.0%
  Executive Officer ("CEO") of the Company since
  January 1995 and as a Director since February 1995.
  He is a member of the Executive Committee of the
  Board of Directors.  Mr. Harrigan has served as
  President of WinterBrook Holdings, Inc. since
  October 1993.  From July 1987 until October 1993,
  Mr. Harrigan served as Executive Vice President of
  Westport Management Services, Inc. in which Mr.
  Jensen had an ownership interest.  Mr. Harrigan has
  also performed services for UGA.
  Age:  42

  CHARLES T. PRATER has served as a Vice President of
  the Company since 1993 and as a Director since
  March 1996.  Mr. Prater is Chairman of the                 1996              104,788(5)             (4)
  Investment Committee of the Board of Directors.
  Mr. Prater has served as Vice President of Mid-West
  since March 1987, Vice President of MEGA since
  April 1991, Director of MEGA and Mid-West since May
  1990 and Vice President and Director of Chesapeake
  since November 1991.  He has served as Chairman of
  the Board and President of Fidelity since September
  1996.
  Age: 45

  JOHN E. ALLEN has served as President and Director
  of Amli Realty Co. since January 1981.  He has
  served as Vice-Chairman of the Board of Trustees of
  Amli Residential Properties Trust since February           ---                50,808(5)(7)          (4)
  1994.  Prior to co-founding Amli Realty Co. in
  1980, Mr. Allen was a partner in the Chicago law
  firm of Mayer, Brown & Platt.
  Age:  60
  =======================================================================================================





                                                            3

--------------------------------

(1) Does not include shares owned directly or indirectly by Mr. Jensen's five adult children, or shares owned by the R.L. Jensen Foundation Charitable Trust as to which Mr. Jensen disclaims beneficial ownership. Mr. Jensen's adult children directly own in the aggregate approximately 5.7% of the outstanding common stock. Mr. Jensen's adult children are also the stockholders of Onward and Upward, Inc., which owns approximately 6.9% of the outstanding common stock.
(2) Includes shares of common stock held as of March 14, 1997 by the Trustees of a retirement trust.
(3) Includes 1,200 shares indirectly owned by Mr. Friedman through his interest in a partnership.
(4)      Owns less than 1% of the outstanding common stock.
(5) Includes shares of common stock held as of March 14, 1997 by the Trustees under the Company's Employee Stock
         Ownership Plan. (The shares held under the Plan purchased with contributions made by the Company are subject to the vesting requirements of the Plan.)
(6) Includes 8,000 shares owned by Mr. Estell's wife and 800 shares owned by his minor son.
(7) Does not include shares owned directly by Mr. Allen's four adult children as to which Mr. Allen disclaims beneficial ownership.


BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the name and address of each person known by management to own beneficially five percent or more of the Company's common stock as of March 14, 1997, the number of shares beneficially owned by such person and the percent of the class so owned and the amount of common stock beneficially owned by all directors and officers as a group and the percent of the class so owned.

                                                            AMOUNT
                                                         BENEFICIALLY                         PERCENT
TITLE OF CLASS            NAME & ADDRESS                     OWNED                            OF CLASS
--------------            --------------                 ------------                         --------
Common Stock              Ronald L. Jensen                  8,238,986(1)                      18.3%
                          5215 N. O'Connor, Suite 300
                          Irving, Texas   75039

Common Stock              Onward and Upward, Inc.           3,124,204                         6.9%
                          2121 Precinct Line Road
                          Hurst, Texas 76054

Common Stock              Janus Capital Corporation         2,355,550                         5.2%
                          100 Fillmore Street
                          Denver, Colorado 80206-4928

Common Stock              All officers and directors        9,249,155(1)(2)(3)(5)(6)          20.5%
                          as a group (9 individuals)



Under the securities laws of the United States, the Company's directors, executive and certain officers, and any persons holding more than ten percent of the Company's common stock are required to report their ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission (the "Commission") and, in the Company's case, the National Association of Securities Dealers, Inc. Specific due dates for these reports have been established and the Company is required to report in this proxy statement any failure to file by these dates during 1996. All of these filing requirements were satisfied by the Company's directors, officers and ten percent holders, except for Vernon R. Woelke, who failed to report two dispositions in February 1996. In making this statement, the Company has relied on the written representations of its incumbent directors, officers and ten percent holders and copies of the reports filed with the Commission.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         During the fiscal year ended December 31, 1996, the Board of Directors of the Company held eight (8) meetings.

         The Audit Committee consists of three directors: namely, Richard J. Estell, J. Michael Jaynes and Richard T. Mockler. The Committee held two (2) meetings during 1996. The Audit Committee recommends engagement of the independent auditors, considers the fee arrangement and scope of the audit, reviews the financial statements and the independent auditors' report, reviews the activities and recommendations of the Company's internal financial and accounting staff, considers comments made by the independent auditors with respect to the Company's internal control structure, and reviews internal accounting procedures and controls with the Company's financial and accounting staff.

         The Executive Committee consists of four directors: namely, Ronald L. Jensen, W. Brian Harrigan, Richard J. Estell and Vernon R. Woelke. The Committee met eight (8) times during 1996. The Executive Committee has all of the authority of the full Board of Directors in the management of the business and affairs of the Company.

         The Investment Committee consists of three directors:  namely, Richard
J. Estell, Vernon R. Woelke and Charles T. Prater, and one non-director member, Mark D. Hauptman. The Committee met four (4) times during 1996. The Investment Committee oversees the Company's investments.

         The Stock Option Plan Committee did not meet during 1996. Ronald L. Jensen, Gary L. Friedman and J. Michael Jaynes have been committee members since the last annual meeting. The Committee administers the Stock Option Plan.

         The Company does not have a Nominating Committee. Board of Director nominees are proposed by existing Board members and Company management.

COMPENSATION OF DIRECTORS

         The two outside directors of the Company, J. Michael Jaynes and Richard T. Mockler, are entitled to receive compensation for each Board meeting and each Audit Committee meeting attended. During 1996, Messrs. Jaynes and Mockler received $1,500 for each Board meeting attended and $750 for each Audit Committee meeting attended as compensation for their services.

EXECUTIVE COMPENSATION


             BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION


         The Board of Directors is not directly involved in the executive compensation policies of the Company. Mr. Jensen performs the duties of the compensation committee and informs the Board of Directors of the proposed compensation for the executive officers of the Company. The factors considered by Mr. Jensen include the individual's contribution to the long-term financial goals of the Company, his perception of the individual's potential to contribute to the future of the Company, planned or actual changes in functional responsibility, and other factors which he considers important.

                          Submitted by the Company's Board of Directors:

                          Ronald L. Jensen            Gary L. Friedman
                          Richard J. Estell           J. Michael Jaynes
                          Richard T. Mockler          Vernon R. Woelke
                          W. Brian Harrigan           Charles T. Prater

         The table below discloses compensation information for the CEO and the four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE


                                                                               Long-Term
                                                                              Compensation                   All Other
                                              Annual Compensation             ------------    Securities      Compen-
Name and Principal                   -------------------------------------- Restricted Stock  Underlying      sation
     Position              Year      Salary ($)    Bonus($)       Other ($)   Awards(a)($)    Options(#)      (b)($)
---------------------------------------------------------------------------------------------------------------------
W. Brian Harrigan,         1996        279,994     122,858            ---            ---            ---       -9,000
President & CEO and        1995        226,538         ---         65,359(d)      62,000            ---        8,738
Director(c)                1994           ---          ---            ---            ---        400,000(e)       ---


Richard J. Estell,         1996        200,000     516,838            ---            ---            ---        9,000
Executive Vice             1995        200,000     282,009            ---            ---            ---       11,023
President and Director     1994        200,000     135,838            ---            ---            ---       10,486


Charles T. Prater,         1996        119,995     109,971            ---                           ---        8,111
Vice President and         1995        119,514     126,211            ---         62,000            ---       10,140
Director                   1994         94,994     120,800            ---            ---            ---        9,010


Vernon R. Woelke,          1996        106,769      41,548            ---            ---            ---        8,899
Vice President, Treasurer  1995         95,000      35,269            ---            ---            ---        9,729
and Director               1994         95,000         ---            ---            ---            ---        8,810


Robert B. Vlach, Vice      1996        115,000      24,970            ---            ---            ---        8,309
President,  Secretary      1995        115,284      21,211            ---            ---            ---       10,212
and General Counsel        1994        101,000      15,820            ---            ---            ---        8,455


Footnotes
---------

(a) This column shows the market value of restricted stock issued on date of grant less amount paid, if any, by the individuals listed in the table. Dividends are paid, if any, to holders with respect to restricted stock at the same rate paid to all stockholders. The aggregate holdings/value of restricted stock, less amount paid, if any, on December 31, 1996 by the individuals listed in this table, are: W. Brian Harrigan, 12,800 shares/$356,800; Charles T. Prater, 28,800 shares/$840,800; and Vernon R. Woelke, 12 ,800 shares/$392,000.
(b)      Includes Company contributions to its Employee Stock Ownership Plan.
(c)      W. Brian Harrigan joined the Company as President and CEO in January
         1995.
(d) The Company made payments on W. Brian Harrigan's behalf related to his relocation.
(e)      Restated to reflect four-for-one stock split effective June 1, 1995.

         The following table summarizes for each of the named executive officers the number of stock options, if any, exercised during the year ended December 31, 1996, the aggregate dollar value realized upon exercise, the total number of unexercised stock options, if any, held at December 31, 1996, and the aggregate dollar value of in-the-money, unexercised stock options, if any, held at December 31,1996.


                       AGGREGATED STOCK OPTION EXERCISES
                          IN 1996 AND YEAR-END VALUES


                                                                                      Value of Unexercised
                                                        Number of Unexercised         In-the-Money Stock
                        Shares                         Stock Options at Year End (#)  Options at Year End ($)(a)
                      Acquired on        Value         -------------------------------------------------------------
Name                  Exercise(#)       Realized ($)   Exercisable  Unexercisable    Exercisable Unexercisable
--------------------------------------------------------------------------------------------------------------------
W. Brian Harrigan        - - - - -      - - - - -        - - - - -   - - - - -           - - - - -   - - - - -

Charles T. Prater        - - - - -      - - - - -        - - - - -   - - - - -           - - - - -   - - - - -

Richard  J. Estell       - - - - -      - - - - -        - - - - -   - - - - -           - - - - -   - - - - -

Robert B. Vlach              4,000         68,375           16,000   - - - - -             474,000   - - - - -

Vernon R. Woelke         - - - - -      - - - - -        - - - - -   - - - - -           - - - - -   - - - - -

(a)      The closing stock price at December  31, 1996 was  $32.50.

                       FIVE-YEAR PREFORMANCE COMPARISION


        THE GRAPH BELOW DEMONSTRATES A COMPARISON OF CUMULATIVE TOTAL RETURNS FOR THE COMPANY AS COMPARED WITH THE NASDAQ STOCK MARKET INDEX AND THE NASDAQ INSURANCE STOCKS INDEX.

                                    [GRAPH]

----------------------------------------------------------------------
                                      1991  1992 1993  1994  1995 1996
----------------------------------------------------------------------
UICI                                   100   151  195   260   578  995
----------------------------------------------------------------------
NASDAQ STOCK MARKET INDEX              100   116  134   131   185  227
----------------------------------------------------------------------
NASDAQ INSURANCE STOCKS INDEX          100   135  145   136   194  221
----------------------------------------------------------------------

  ASSUMES $100 INVESTED ON DECEMBER 31, 1991 IN UICI COMMON STOCK, THE NASDAQ
          STOCK MARKET INDEX AND THE NASDAQ INSURANCE STOCKS INDEX.

EMPLOYEE STOCK OWNERSHIP PLAN

         The Company has an Employee Stock Ownership Plan which permits the Company to make contributions on behalf of eligible employees either in the form of Shares of the Company or in cash which is invested in such Shares, thereby increasing the employees' ownership in the Company. Shares contributed to the Plan or purchased with the Company's contributions are allocated to the participant's account at the end of each Plan Year and forfeitures are allocated to employees who are participants on the last day of the Plan Year based upon the ratio of each participant's annual credited compensation (up to $40,000) to the total annual credited compensation of all participants entitled to share in such contributions for such Plan Year. Each participant's vested interest in the Plan is at all times nonforfeitable and is distributable only upon death or termination of employment.


EMPLOYEE STOCK OPTION PLAN

         The purpose of the UICI Stock Option Plan (the "Plan") is (a) to secure and retain key personnel of outstanding ability who are or may be employed by the Company or its subsidiaries, non-employee Directors of the Company and/or its subsidiaries, and non-employee individuals who contribute to the success and growth of the Company by the performance of past, present or future services to the Company and/or its subsidiaries; and (b) to provide additional motivation to such persons to exert their best efforts on behalf of the Company. The Stock Option Committee has the authority, in its sole discretion, to name optionees and to grant shares to optionees. Each option is granted in consideration of an optionee (i) being or agreeing to become an employee or officer of the Company or a subsidiary of the Company, (ii) being or agreeing to become a non-employee director of the Company or a subsidiary of the Company, or (iii) performing or agreeing to perform services, on a non-employee or independent contract basis, for or on behalf of the Company or a subsidiary of the Company. The option price is the closing price at which the common stock of the Company traded on the date the option is granted. If the stock was not traded on the date the option was granted, then the option price is determined by using the closing price for the stock on the last trading date preceding the date the option was granted. The options become exercisable 20% per year beginning one year following grant. The expiration date of an option is the thirtieth day following the fifth anniversary of the date the option is granted, except as set forth in the Plan for certain events, including permanent disability, death or termination. Options are not transferrable by the optionee other than by will or by the laws of descent and distribution. The total number of shares of common stock of the Company reserved for issuance under the Plan is 1,239,554.

         In connection with the acquisition of Amli Realty Co. ("ARC") in November 1996, the Company established the 1996 Special Stock Option Plan. The purpose of the Plan is to provide non-qualified stock options to those employees of ARC surrendering their then current ARC non-qualified stock options for cancellation pursuant to a stock exchange agreement entered into in November 1996 by the Company and ARC. The total number of shares of Common Stock of the Company for which options were granted was 91,150 shares.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Effective January 1, 1997, the Company acquired the agency force and certain assets of UGA for a price equal to the net book value of the tangible assets acquired, and assumed certain agent commitments which are estimated not to exceed $5.0 million. UGA was owned 100% by Mr. Jensen as of December 31, 1996. The tangible assets acquired consist primarily of agent debit balances, buildings, and related furniture and equipment having a net book value of approximately $11.0, which approximates market value of the assets.

         Prior to January 1, 1997, UGA agents sold insurance products issued by AEGON USA, Inc. ("AEGON") and coinsured by the Company. UGA agents sold such insurance pursuant to general agency agreements between UGA and AEGON. In 1996, UGA received $46.7 million in commissions.

In 1996, through the coinsurance agreements with AEGON, the amount of these commissions received by UGA attributable to the Company was $29.2 million. Prior to January 1, 1997, UGA also marketed insurance directly issued by the Company. During 1996, the Company paid commissions of $4.2 million to UGA relating to such insurance.

         During 1996, UGA provided customer leads to its agents, agents of Cornerstone Marketing of America ("CMA") and other agent sales forces organized by the Company. In 1996, the Company paid UGA $5.0 million for leads.

         In November 1994, the Company extended a $10.0 million line of credit to Excell Agent Services, LLC ("Excell"), in which Mr. Jensen owns a majority interest. The terms of the line of credit were renegotiated in 1996 increasing the interest rate to prime plus four percent (4%) from prime plus two percent (2%), and maturing September 30, 1998 instead of December 31, 1997. The line of credit is collateralized by certain of Excell's tangible assets and is guaranteed by Mr. Jensen. At December 31, 1996, Excell had drawn the full $10.0 million on the line of credit. In 1996, the Company received $1.1 million in interest income from Excell.

         During 1996, the Company repaid an unsecured loan from Mr. Jensen in the amount of $10.7 million, bearing interest at the prime rate of a local bank.

         During 1995, the Company and UGA entered into an agreement whereby the Company receives a 20% interest in the profits or losses relating to certain lead activities of UGA. The Company had gains of $2.0 million and losses of $1.6 million for 1996 and 1995, respectively, on these activities. It is expected that these activities will result in a small gain for the three year period ending December 31, 1997.

         Mr. Jensen and his adult children own a majority interest in Matrix Telecom, Inc. ("Matrix"), a telephone company. In 1996, the Company paid Matrix $1.3 million for long distance telephone services.

         The adult children of Mr. Jensen own a controlling interest in Specialized Association Services, Inc. ("SAS"). In 1996, the Company paid SAS $167,000 for marketing, printing and graphic design services.

         Performance Rewards ("Performance"), a company owned by Mr. Jensen, processes agent commissions for a subsidiary of the Company. In 1996, the Company paid Performance $444,000 for commissions.

         Impact Productions ("Impact"), a division of UGA, is wholly-owned by Mr. Jensen. The Company paid Impact $107,000 for marketing and advertising services in 1996.

         United Group Service Center ("UGSC") performs payroll and benefit related services for various subsidiaries of the Company and is wholly-owned by Mr. Jensen. In 1996, the Company paid UGSC $102,000 for payroll services.

         Mr. Jensen owns a minority interest in Whetstone Technologies, Inc. ("Whetstone"). The Company paid Whetstone $281,000 for consulting services and computer equipment during 1996.

         J. Michael Jaynes, Director of the Company, performs legal services for various subsidiaries of the Company. In 1996, the Company paid Mr. Jaynes $196,000 related to these services.

         In 1991, the Company entered into an agreement whereby it retired a portion of its outstanding convertible subordinated debentures held by Onward and Upward, Inc. ("Onward and Upward") at par and issued a warrant to purchase 357,600 shares of the Common Stock of the Company for $2.50 per share. Onward and Upward is a corporation owned by the five adult children of Mr. Jensen and is a major stockholder of the Company. During 1996, the remaining 20% of the warrants were exercised and 71,520 shares of the Company's Common Stock was issued for proceeds of $178,000.

         Effective August 1, 1996, the Company acquired an additional 20% interest in its subsidiary, Mid-West National Life Insurance Company of Tennessee ("Mid-West") for $9.8 million in cash. This increased the Company's ownership percentage in Mid-West to 99% from 79%. The purchase price was based on a predetermined formula which approximated GAAP book value. Of the 20% acquired, 18.6% was acquired from Onward and Upward and the five adult children of Mr. Jensen for $9.1 million.

         Onward and Upward and the adult children of Mr. Jensen own a minority interest in two subsidiaries of the Company. Onward and Upward and the adult children of Mr. Jensen have granted the Company a right of first refusal to purchase their ownership interests based on a predetermined formula. Onward and Upward and the adult children of Mr. Jensen have the right to require the Company to purchase their ownership in the subsidiaries' stock at prices based on the same predetermined formula which approximates GAAP book value.

         On December 29, 1995, the Company securitized $26.5 million of credit card loans to a trust established for the benefit of investors in certificates representing undivided fractional interests in the trust. Onward and Upward purchased a $15.0 million participating interest in this trust. This transaction was accounted for as a sale. During 1996, the trust was dissolved and the $15.0 million certificate was retired for no gain or loss.

         W. Brian Harrigan, President, Chief Executive Officer and Director of the Company, has outstanding debt owed to the Company in the amount of $59,200 at December 31, 1996. The largest amount of debt owed by him to the Company during 1996 was $74,000. The debt was incurred in connection with the purchase
of restricted stock of the Company.   The debt bears interest at the prime rate
of a local bank and interest is due monthly. The outstanding amount of the debt at March 1, 1997 was $44,400.

         Charles T. Prater, Vice President and Director of the Company, has outstanding debt owed to the Company in the amount of $58,000 at December 31, 1996. The largest amount of debt owed by him to the Company during 1996 was $128,000.The debt was incurred in connection with the purchase of restricted stock of the Company. The debt bears interest at the prime rate of a local bank and interest is due monthly. The outstanding amount of the debt at March 1, 1997 was $44,000.

         John E. Allen, nominee for election as a Director, has outstanding debt owed to the Company in the amount of $244,890 at December 31, 1996, which was also the largest amount of debt owed by him to the Company during 1996, and is the outstanding amount of the debt at March 1, 1997. The debt was incurred in connection with the purchase of restricted stock of the Company. The debt bears interest at a range of 4% to 6.25% and interest is due quarterly.


                  2.  RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors reappointed the firm of Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 1997. In recommending ratification by the stockholders of the appointment of Ernst & Young LLP, the Board of Directors has satisfied itself as to that firm's professional competence and standing. Representatives of Ernst & Young LLP are not expected to be present at the Annual Meeting.

         THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND THE STOCKHOLDERS VOTE "FOR" THIS RATIFICATION.

                               3.  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors is not informed of any matters, other than those stated above, that may be brought before the meeting. However, if any matter not known is presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote with respect to any such matters in accordance with their best judgment.


                             STOCKHOLDER PROPOSALS

         Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in 1998 must be received by the Company on or before November 30, 1997 for inclusion in the Company's Proxy Statement and form of proxy relating to that Annual Meeting.


                            EXPENSES OF SOLICITATION

         The Company will bear the cost of solicitation of proxies. The solicitation of proxies by mail may be followed by telephoning or other personal solicitation of certain stockholders and brokers by some officers or other employees of the Company. The Company will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their reasonable expenses in so doing.

                                             By Order of the Board of Directors




                                             Robert B. Vlach, Secretary

Date:  April 3, 1997
                                --------------

         IT IS URGED THAT PROXIES BE RETURNED PROMPTLY.    THEREFORE,
STOCKHOLDERS ARE URGED TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF
PROXY.

                                    UICI
                                    PROXY
              4001 MCEWEN DRIVE, SUITE 200, DALLAS, TEXAS 75244

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Connie Palacios and Robert B. Vlach as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as designated below, all the shares of common stock of UICI held of record by the undersigned on March 14, 1997 at the annual meeting of stockholders to be held on May 7, 1997 or any adjournment thereof.

1.  ELECTION OF DIRECTORS          FOR all nominees listed below (except as
                                   marked to the contrary below) [ ]

                                   WITHHOLD AUTHORITY to vote for all nominees listed below [ ]

(INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE
               A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Ronald L. Jensen, Gary L. Friedman, Richard J. Estell, J. Michael Jaynes, Vernon R. Woelke, Richard T. Mockler, W. Brian Harrigan, Charles T. Prater and John E. Allen:

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

          [ ] FOR                 [ ]AGAINST                [ ]ABSTAIN

                          (Continued on other side)

                         (Continued from other side)


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted for Proposals 1 and 2. Please sign exactly as name appears on the label below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                   Dated                                  , 1997
                                        ----------------------------------


                                   Signature
                                            ------------------------------------

                                   Signature
                                            ------------------------------------

                                   PLEASE MARK, SIGN, DATE AND RETURN PROXY
                                   CARD PROMPTLY.

                                      UICI
                                     PROXY
               4001 McEwen Drive, Suite 200, Dallas, Texas 75244

                      Voting Instructions to ESOP Trustees

         The undersigned participant in the UICI Employee Stock Ownership Plan (the "ESOP") hereby instructs the Trustees of the ESOP to vote as directed herein all shares of common stock of UICI held of record on March 14, 1997 by the Trustees for the undersigned participant's account under the ESOP. Such shares are to be voted in person or by proxy by the Trustees at the annual meeting of stockholders to be held on May 7, 1997 or any adjournment thereof. The substance of the proxy solicited on behalf of the Board of Directors is set forth below.

1.  ELECTION OF DIRECTORS            FOR all nominees listed below (except as
                                     marked to the contrary below)[ ]

                                     WITHHOLD AUTHORITY to vote for all
                                     nominees listed below [ ]

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.) Ronald L. Jensen, Gary L. Friedman, Richard J. Estell, J. Michael Jaynes, Vernon R. Woelke, Richard T. Mockler, W. Brian Harrigan, Charles T. Prater and John E. Allen:

2. PROPOSAL TO APPROVE THE APPOINTMENT OF ERNST & YOUNG LLP as the independent public accountants for the Company:

          [ ] FOR                   [ ] AGAINST              [ ] ABSTAIN

                           (Continued on other side)

                          (Continued from other side)


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

         This Proxy when properly executed will direct the Trustees of the Employee Stock Ownership Plan to vote in the manner directed herein. If no direction is made by an ESOP participant, the shares so held by the ESOP for such participant will be voted by the Trustees in the ratio of the results of the Instructions received by the Trustees.

         Please sign exactly as name appears on the label below.


                                       Dated                    ,1997
                                            --------------------


                                       -----------------------------------------
                                       Signature

                                       PLEASE MARK, SIGN, DATE AND RETURN PROXY
                                       CARD PROMPTLY.